Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President — Finance
Chief Financial Officer
(585) 647-6400

Investors: Jessica Greenberger
Media: Diane Zappas
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER 2010
FINANCIAL RESULTS
~ Third Quarter EPS Increased 35.7% to $.38, Above Previously Forecasted Range of $.32 — $.35 ~
~ Third Quarter Sales Up 28.7%, Comparable Store Sales Increased 7.2% ~
~Pretax Income Up 57%~
~ Company Raises Full Year 2010 Estimated EPS Range to $1.53 to $1.56 ~
ROCHESTER, N.Y. — January 28, 2010 — Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its fiscal 2010 third quarter ended December 26, 2009.
Third Quarter Results
Sales for the third quarter of fiscal 2010 increased 28.7% to a record $152.7 million compared to $118.7 million for the third quarter of fiscal 2009. Sales were driven largely by strong in-store sales execution across all categories and increased store traffic. Comparable store sales increased 7.2%, on top of a 5.9% comparable store sales increase in the third quarter of the prior year, and in-line with the Company’s previously estimated range of 6% to 8%. By category, comparable store sales increased approximately 13% for alignments, 11% for shocks, 10% for tires, 8% for exhaust, 6% for brakes, and 3% for maintenance services.
The total sales for the quarter included an increase in sales from new stores of $28.8 million. The 26 Autotire stores acquired in June 2009 contributed $8.6 million of the increase, and the 45 Midwest Tire and Tire Warehouse stores acquired in September and October 2009, respectively, contributed $18.7 million of the increase.

Gross margin was 38.3% in the third quarter compared to 38.1% in the prior year quarter and reflects previously implemented price increases, improved labor productivity and leveraging of fixed occupancy costs included in cost of sales. These factors were offset by a continued sales mix shift toward lower margin tire sales mostly driven by the addition of the 71 recently acquired tire stores.
Total operating expenses were $44.3 million, or 29.0% of sales, compared with $35.3 million, or 29.7% of sales, for the same period of the prior year and reflect leveraging of the cost structure on increased sales. Operating income for the quarter increased 43.7% to $14.3 million from $9.9 million in the third quarter of fiscal year 2009. Interest expense was $1.0 million, down from $1.5 million in the prior year’s third quarter.
Net income for the third quarter increased 41.8% to a record $7.9 million compared to $5.6 million for the prior year period. Diluted earnings per share for the quarter increased 35.7% to $.38, above the Company’s previously estimated range of $.32 to $.35, and compared to diluted earnings per share of $.28 in the third quarter of fiscal 2009. Net income for the third quarter reflects an effective tax rate of 40.7% compared with 34.2% for the prior year period. Pre-tax income for the third quarter increased to a record $13.3 million, a 57.1% increase over the prior year period.
The Company added 42 locations through acquisitions and closed one location during the quarter, ending the third quarter of fiscal 2010 with 780 stores.
First Nine Month Results
For the nine-month period, net sales increased 16.3% to a record $417.4 million from $359.0 million in the same period of the prior year. Net income for the first nine months of fiscal 2010 increased 29.8% to a record $27.3 million, or $1.33 per diluted share, compared with $21.0 million, or $1.05 per diluted share in the comparable period of fiscal 2009.
Robert G. Gross, Chairman and Chief Executive Officer stated, “We are very pleased that the momentum we built over the last two years has continued into the second half of fiscal 2010. Our strong results for the third quarter demonstrate that we continue to gain market share and capitalize on favorable macro economic factors, most importantly, continued weak new vehicle sales and dealer closings. Additionally, we are very encouraged by our recent opportunistic, value-added acquisitions, all of which have been accretive to earnings from the start. During the quarter, we continued to focus on our store execution and to invest in advertising and employee training. These initiatives, coupled with our strong reputation as a trusted service provider, have us on track for our ninth straight year of same store sales increases, with an increase of approximately 7% for the third quarter and year-to-date.”
Company Outlook
Based on year-to-date performance and current business and economic trends, the Company anticipates fourth quarter comparable store sales growth to be in the range of 5% to 7% and diluted earnings per share to be in the range of $.20 to $.23, compared to $.15 for the fourth quarter of fiscal 2009.
For fiscal 2010, the Company continues to expect comparable store sales growth of 6% to 7%. The Company now expects total fiscal 2010 sales in the range of $555 million to $561 million compared to $476 million last year. The Company raised its estimated range for fiscal 2010 diluted earnings per share to $1.53 to $1.56 from its previously estimated range of $1.44 to $1.48, and $1.20 last year. The estimate is based on 20.6 million weighted average shares outstanding.
Mr. Gross concluded, “We have continued to execute well against our business strategy and remain optimistic as we head into the fourth quarter. Our January comparable store sales increased approximately 9%, on top of a very strong 14.6% last January. We are extremely pleased with the performance of our recent acquisitions, which also provide us with an opportunity to convert 53 service stores in New England to our Black Gold format over the next three months. Additionally, we would hope to close acquisition deals by the end of this quarter that would add approximately $20 million in annual sales. As we look to the fourth quarter, we continue to view the current trends in our industry, our business and acquisition opportunities favorably, and are excited about what fiscal year 2011 will bring.”
Webcast and Earnings Conference Call
The Company will host a conference call and audio webcast on January 28, 2010 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 877-795-3647 and using the required pass code 4879354. A replay will be available approximately one hour after the recording through Thursday, February 4, 2010 and can be accessed by dialing 888-203-1112. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 4, 2010.

About Monro Muffler Brake
Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 778 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2009	2008	% Change
Sales	$152,729	$118,680	28.7%
Cost of sales, including distribution and occupancy costs	94,171	73,465	28.2

Gross profit	58,558	45,215	29.5

Operating, selling, general and administrative expenses	43,531	35,694	22.0
Intangible amortization	374	112
Loss (gain) on disposal of assets	402	(510)

Total operating expenses	44,307	35,296	25.5

Operating income	14,251	9,919	43.7
Interest expense, net	998	1,536	(35.0)
Other income, net	(71)	(99)	(28.0)

Income before provision for income taxes	13,324	8,482	57.1
Provision for income taxes	5,417	2,904	86.5

Net income	$7,907	$5,578	41.8

Diluted earnings per share	$.38	$.28	35.7%

Weighted average number of diluted shares outstanding	20,779	20,095
Number of stores open (at end of quarter)	780	711

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2009	2008	% Change
Sales	$417,408	$358,961	16.3%
Cost of sales, including distribution and occupancy costs	243,588	212,456	14.7

Gross profit	173,820	146,505	18.6

Operating, selling, general and administrative expenses	123,836	109,332	13.3
Intangible amortization	705	368	91.6
Loss (gain) on disposal of assets	522	(828)

Total operating expenses	125,063	108,872	14.9

Operating income	48,757	37,633	29.6
Interest expense, net	4,337	4,648	(6.7)
Other income, net	(189)	(360)	(47.5)

Income before provision for income taxes	44,609	33,345	33.8
Provision for income taxes	17,289	12,301	40.5

Net income	$27,320	$21,044	29.8

Diluted earnings per share	$1.33	$1.05	26.7%

Weighted average number of diluted shares outstanding	20,576	20,062

MONRO MUFFLER BRAKE, INC.
Financial Highlights
(Unaudited)
(Dollars in thousands)

	December 26,	March 28,
	2009	2009
Current assets
Cash	$4,874	$3,336
Inventories	85,931	71,443
Other current assets	26,593	26,935

Total current assets	117,398	101,714
Property, plant and equipment, net	203,899	185,061
Other noncurrent assets	100,417	89,976

Total assets	$421,714	$376,751

Liabilities and Shareholders’ Equity
Current liabilities	$91,059	$71,325
Long-term debt	87,714	97,098
Other long term liabilities	17,760	14,037

Total liabilities	196,533	182,460
Total shareholders’ equity	225,181	194,291

Total liabilities and shareholders’ equity	$421,714	$376,751